Exhibit 3.7

INNOVEGA INC.

AMENDMENT TO 2019–2020 SAFES

This Amendment to 2019–2020 Safes (this “Amendment”) is entered into by and between Innovega Inc., a Delaware corporation (“Company”), and each of the investors (each, an “Investor”) listed on the signature pages hereto, in each case effective as of the date of such Investor’s signature on its signature page hereto.

WHEREAS: Company has sold and issued Simple Agreements for Future Equity (each, a “Safe”) to the Investors prior to the date hereof in an aggregate outstanding principal amount of

$2,331,875.00.

WHEREAS: due to a scrivener’s error in the form of Safe, Section 1(a) of each Safe erroneously makes reference to “Standard Preferred Stock” rather than “Safe Preferred Stock.”

WHEREAS: Company and each undersigned Investor desires to amend the Safe(s) set forth opposite such Investor’s name on Exhibit A, as set forth herein.

NOW, THEREFORE, the Company and each undersigned Investor agree, severally and not jointly, as follows:

1. Amendment to Section 1(a). The current Section 1(a) of each Safe entered into between the Company and the undersigned Investor is hereby deleted and replaced in its entirety with:

“(a) Equity Financing. If there is an Equity Financing before the termination of this Safe, on the initial closing of such Equity Financing, this Safe will automatically convert into the number of shares of Safe Preferred Stock equal to the Purchase Amount divided by the Safe Price. In connection with the automatic conversion of this Safe into shares of Safe Preferred Stock, the Investor will execute and deliver to the Company all of the transaction documents related to the Equity Financing; provided, that such documents are the same documents to be entered into with the purchasers of Standard Preferred Stock, and provided further, that such documents have customary exceptions to any drag-along applicable to the Investor, including, without limitation, limited representations and warranties and limited liability and indemnification obligations on the part of the Investor.”

2. Miscellaneous. This Amendment and each Safe entered into between the Company and each undersigned Investor, as modified hereby, constitute the entire understanding and agreement between the Company and such Investor with regard to the subjects hereof and thereof, and supersede any prior or contemporaneous written or oral agreements or understandings. This Amendment shall be governed by and construed under the laws of the State of Washington, excluding that body of law relating to conflict of laws. This Amendment may be executed in any number of counterparts, all of which together shall constitute one instrument.

(Signature Pages Follow)

The Company has executed this Amendment with respect to each Safe held by each undersigned Investor effective as of the date of such Investor’s signature set forth on its signature page hereto.

COMPANY:

INNOVEGA INC.
a Delaware corporation

By:
Name:
Title:

The Company and the undersigned Investor have entered into this Amendment as of the date set forth below.

INVESTOR:

[INVESTOR]

By:

Signature

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Date of signature